Exhibit 10.1

May 09, 2008

Mr. S. Jambunathan

Chairman of the Board of Directors of HMNA

c/o HMNA

200 Park Avenue South

New York, New York 10003

Re: Amendment to Employment Agreement

Dear Mr. Quadrino:

Helios & Matheson North America – HMNA, (“Company”) hereby agrees to amend your Employment Agreement dated as of May 01, 2006 (“Agreement”) entered into by and between The A Consulting Team Inc. (former name of HMNA) and yourself, Salvatore M. Quadrino, (“Employee”) as follows

(1)	The content in Section 1 of Agreement will be replaced by the content provided in this bullet point (1) of this Amendment.

The Company hereby employs Employee as Chief Financial Officer. The Company, HMNA, will provide Employee with an office and appropriate computer and communications at metropolitan area office. Employee hereby accepts employment in such capacity and conditions as hereinafter set forth.

In addition, for the interim period, beginning with the date of ratification of this Amendment and until Company appoints a new Chief Executive Officer, Company offers and Employee accepts the responsibility of Interim Chief Executive Officer, in addition to Employee’s role & responsibility as Chief Financial Officer.

When Company hires a new Chief Executive Officer, Employee will revert back to the original role of Chief Financial Officer.

As a condition of continued Employment, Employee agrees to perform as expected by the Company in the capacity of Chief Financial Officer and Interim Chief Executive Officer, and bear all appropriate responsibilities, including SEC related responsibilities that roles of Chief Financial Officer and Chief Executive Officer have to bear.

(2)	The content in Section 2 of Agreement will be replaced by the content provided in this bullet point (2) of this Amendment.

This Agreement is for the time period May 1st 2008 to June 30th 2009 (Term). Thereafter, the Agreement will automatically renew for additional 1-year terms (Renewal Terms), unless either Party (Company or Employee) conveys in writing to the other, of its intention not to renew the Agreement at least 30 days prior to the end of the corresponding Term. Termination of Agreement by the Company will be governed by the provisions of Section 8. The entire period in effect is hereinafter referred to as the “Employment Period”.

(3)	The content in Section 3 of Agreement will be replaced by the content provided in this bullet point (3) of this Amendment.

The Company shall pay to Employee the following compensation for all the services to be rendered by Employee in any capacity:

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A base salary at the rate of $200,000 per year (annual base salary of Two Hundred Thousand US Dollars) payable twice a month, less all applicable and required federal, state, local and authorized deductions.

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Upon approval by the Board of Directors, the Company shall grant to Employee options to shares of Company Common Stock, from time to time, in accordance with the terms of Company’s Stock Option and Award Plan.

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A Performance Based Bonus that is modifiable quarterly, semi-annually, or annually, for expected performance, as reasonably determined appropriate by Company, to motivate Employee to help achieve the operational and financial goals of Company. The Performance Based Bonus plan along with Performance Goals for Employee will be separately specified as Performance Target and Bonus Plan (hereinafter called Performance Plan). Performance Plan may be reasonably and periodically specified or modified by Company, at its sole discretion, in the interests of Company and all of its stakeholders.

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The use of a Company car and reimbursement of all related usage expenses. The expenses will be capped at $500 per month, or $6,000 per annum, for all car usage related expenses, except for car repairs, which the Company will pay in addition to this budgeted cap.

•

Employee shall be entitled to participate in the Company’s employee and fringe benefit plans and programs and shall be entitled to sick days and personal days in accordance with the Company’s PTO policy for the Chief Financial Officer’s position.

As long as Company offers and Employee continues to take on the responsibility of Interim Chief Executive Officer, an additional gross salary at the rate of $60,000 per year (additional annual salary of Sixty Thousand US Dollars) payable twice a month, less all applicable and required federal, state, local and authorized deductions, will be paid to Employee. This additional compensation will be withdrawn when Company withdraws the position of Interim Chief Executive Officer from Employee.

(4)	The content in Section 8 of Agreement will be replaced by the content provided in this bullet point (3) of this Amendment.

The Employment Period shall be terminated at the time of the death of Employee or may be terminated by Company if Employee shall fail to render the services provided for hereunder for a continuous period of ninety (90) days because of Employee’s physical or mental disability. Notwithstanding anything to the contrary herein, either party may terminate the Employment Period, with or without cause and for any reason whatsoever, by giving thirty (30) days prior notice to the other party.

In the event Company terminates Employee without Cause, death or disability, or if the Employee should resign for a Sufficient Reason, as defined in this Employment Agreement, Employee shall be entitled to receive as severance an amount equal to Six (6) months of Employee’s then current base salary. In the event, Company terminates Employee without Cause within 6 months after the appointment of a new Chief Executive Officer, Employee shall be entitled to receive as severance an additional amount equal to Three (3) months of Employee’s then current base salary.

For purposes of this Section 8, “Cause” shall mean: (a) Employee’s embezzlement, negligence, willful breach of fiduciary duty or fraud with regard to Company or any of Company’s assets or businesses, (b) Employee’s conviction of, or pleading of nolo contendere with regard to a felony (other than a traffic violation) or any other crime involving moral turpitude and involving activity related to the affairs of Company, (c) Employee’s refusal or negligence in carrying out lawful requests or directives of the Company after such requests or directives were issued after discussion with Employee, and (d) any other breach by Employee of a material provision of this Agreement that remains uncured for thirty (30) days after written notice thereof is given to Employee.

In the event Company terminates the Employment Period for Cause, Company’s sole obligation is to pay Employee for that period actually worked by Employee (plus any commissions and/or vacation pay due for that period, if applicable).

Employee may terminate the Employment Period for “Sufficient Reason” in accordance with the provisions hereof. For purposes of this Agreement, Sufficient Reason shall mean any material reduction in Employee’s base compensation by more than 25%, requirement by the Company for the Employee to work from any location more than 50 miles away from the current office location, or a written request by the Company to perform illegal acts including but not limited to violating SEC or NASDAQ rules or regulations.

Please acknowledge your agreement to such extension of Employment by executing a copy of this letter agreement and returning such executed copy to the Company.

Helios & Matheson North America

/s/ Srinivasaiyer Jambunathan
Mr. S. Jambunathan
Chairman of the Board of Directors of HMNA

Acknowledged and Agreed

/s/ Salvatore M. Quadrino
Mr. Salvatore M. Quadrino	Date 5/9/2008